Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of King Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 31st day of January 2011.

[Joint Filing Agreement]

PFIZER INC.

By:	/s/ David Reid
Name:	David Reid
Title:	Assistant Secretary

PARKER TENNESSEE CORP.

By:	/s/ Bryan Supran
Name:	Bryan Supran
Title:	Vice President

[Joint Filing Agreement Signature Page]